Exhibit 10.48

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
2006 STOCK OPTION PLAN

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into as of May 3, 2006 (the “Date of Grant”) between Expeditors International of Washington, Inc., a Washington corporation (the “Company”), and                         (the “Optionee”).

WHEREAS, the Company has approved and adopted the 2006 Stock Option Plan (the “Plan”), pursuant to which the Board of Directors is authorized to grant to employees of the Company and its subsidiaries and affiliates stock options to purchase common stock, $.01 par value, of the Company (the “Common Stock”);

WHEREAS, the Plan provides for the granting of stock options that either (i) are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) do not qualify under Section 422 of the Code (“Non-Qualified Stock Options”);

WHEREAS, on May 3, 2006 (the “Date of Grant”) the Company authorized the grant to the Optionee of an Incentive Stock Option to purchase                  shares of Common Stock (the “Option”);

NOW, THEREFORE, the Company hereby grants to Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan,                     shares of Common Stock.

1.                                       Exercise Price.  The exercise price for the Option shall be $43.88 per share.

2.                                       Limitation on the Number of Shares.  The tax treatment set forth in Section 422 of the Code is subject to certain limitations.  These limitations, which are described in Section 5(a) of the Plan and are based upon the Code, generally limit the number of shares that will qualify under Section 422 in any given calendar year.  Under Section 5(a) any portion of an Option that exceeds the annual limit shall be a “Non-Qualified Stock Option.”  The Company can make no representation that any of this Option will actually qualify under Section 422 when exercised.

3.                                       Vesting Schedule.

Portion of Total Option
Vesting Date	Which Will Be Exercisable

May 3, 2009	50%
May 3, 2010	75%
May 3, 2011	100%

Upon any Change in Control of the Company, as defined in the Plan, the Option shall accelerate and become fully vested and exercisable in accordance with Section 5(n) of the Plan.

4.                                       Option Not Transferable.  This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.  Should any of the foregoing occur, Section 4 of the Plan provides that this Option shall terminate and become null and void.

5.                                       Investment Intent.  By accepting this Option, Optionee represents and agrees for himself, and all persons who acquire rights in this Option in accordance with the Plan through Optionee, that none of the shares of Common Stock purchased upon exercise of this Option will be distributed in violation of applicable federal and state laws and regulations, and Optionee shall furnish evidence satisfactory to the Company (including a written and signed representation letter and a consent to be bound by all transfer restrictions imposed by applicable law, legend condition, or otherwise) to that effect, prior to delivery of the purchased shares of Common Stock.

6.                                       Termination of Option.  A vested Option shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

(i)                                     ten years from the Date of Grant;

(ii)                                  the termination of Optionee’s employment with the Company for any reason other than death or disability; or

(iii)                               the expiration of 90 days from the date of death of the Optionee or the cessation of employment of the Optionee by reason of Disability.

In the event of death of the Optionee, the Option shall be exercisable only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or county of the Optionee’s domicile at the time of death.  Each unvested Option granted pursuant hereto shall terminate upon the Optionee’s termination of employment for any reason whatsoever, including death or Disability.

7.                                       Stock.  In the case of any stock split, stock dividend or like change in the nature of shares granted by this Agreement, the number of shares and option price shall be proportionately adjusted as set forth in Section 5(m) of the Plan.

8.                                       Exercise of Option.  Each exercise of this Option shall be by means of written notice delivered to the Company at its principal executive office in Seattle, Washington, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash, or by certified or cashier’s check payable to the order of the Company, of the full exercise price for the Common Stock to be purchased.  Alternatively, the Optionee may pay for all or any portion of the exercise price by delivery of previously acquired shares of Common Stock with a fair market value equal to or greater than the full exercise price or by complying with any other payment mechanism which the Plan Administrator may approve at the time of exercise.  The Optionee agrees that he will also pay to the Company the amount necessary for the Company to satisfy its withholding obligation imposed by the Internal Revenue Code of 1986, if any.

9.                                       Holding Period for Incentive Stock Options.  In order to obtain the favorable tax treatment currently provided by Section 422 of the Code, the shares of Common Stock must be sold, if at all, after a date which is the later of two (2) years from the date this agreement is entered into or one (1) year from the date upon which the Options are exercised.  The Optionee agrees to report sales of such shares prior to the above determined date within one (1) business day after such sale is concluded.  Any tax withholding would be due to the Company at this time.

10.                                 Optionee Acknowledgments.  Optionee acknowledges that he has read and understands the terms of this Agreement and that:

(a)                                  The issuance of shares of Common Stock pursuant to the exercise of this Option, the issuance of any securities with respect to such Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, and any resale of any such shares of Common Stock, may only be effected in compliance with applicable state and federal laws and regulations, including the Securities Act of 1933, as amended (the “Securities Act”);

(b)                                 By acceptance of the Option, he agrees to defend, indemnify and hold the Company harmless from and against loss or liability arising from the transfer of the Option or any Common Stock issued pursuant thereto or any interest therein in violation of the provisions of the Securities Act or of this Option Agreement;

(c)                                  He agrees that prior to any exercise of the Option, he will seek access to all information relating to the merits and risks of acquiring Common Stock necessary to make an informed decision;

(d)                                 He is not entitled to any rights as a shareholder with respect to any shares of Common Stock issuable hereunder until he becomes a shareholder of record;

(e)                                  The shares of Common Stock subject hereto may be adjusted in the event of certain organic changes in the capital structure of the Company or for any other reason permitted by the Plan; and

(f)                                    This Agreement does not constitute an employment agreement nor does it entitle Optionee to any specific employment or to employment for a period of time, and Optionee’s continued employment, if any, with the Company shall be at will and is subject to termination in accordance with the Company’s prevailing policies and any other agreement between Optionee and the Company.

11.                                 Professional Advice.  The acceptance and exercise of the Option and the sale of Common Stock issued pursuant to exercise of the Option may have consequences under federal and state tax and securities laws which may vary depending on the individual circumstances of the Optionee.  Accordingly, the Optionee acknowledges that he has been advised to consult his personal legal and tax advisor in connection with this Agreement and his dealings with respect to the Option or the Common Stock.

12.                                 Notices.  Any notice required or permitted to be made or given hereunder shall be hand delivered or mailed by certified or registered mail to the Company’s address set forth below, or to the Optionee’s address on file at the Company’s Legal Department or as changed from time to time by written notice to the other.

Notices shall be deemed received and effective upon the earlier of (i) hand delivery to the recipient, or (ii) five days after the date of postmark by the United States Postal Service or its successor.

Company:	Expeditors International of Washington, Inc.
Attention: Stock Option Administration
1015 Third Avenue, 12th Floor
Seattle, Washington 98104